Apollo Group, Inc.
News Release

APOLLO GROUP, INC. ANNOUNCES THE APPOINTMENT OF
DR. WILLIAM J. PEPICELLO AS
PRESIDENT OF UNIVERSITY OF PHOENIX

Phoenix, Arizona, September 25, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced that the University of Phoenix Board of Directors has elected Dr. William (Bill) J. Pepicello as President of the University of Phoenix. Dr. Pepicello was also nominated for membership on the University’s Board of Directors.

“We are pleased that Bill Pepicello has accepted the position of President and board member of University of Phoenix,” said Brian Mueller, President of Apollo Group. “He has a proven academic record both outside and within the University of Phoenix. Dr. Pepicello started with the university in 1995 as a Dean and served most recently as Provost and Acting President. Following a nationwide search, we believe that he is the best candidate to fill this position.”

Dr. Pepicello, 57, has been with University of Phoenix since 1995. He became acting President of University of Phoenix in June 2006 and was made Provost in January 2006.  Dr. Pepicello was Vice Provost for Academic Affairs from 2003 to 2006 and Dean of the School of Advanced Studies from 2002 to 2003. From 2000 to 2002, Dr. Pepicello was the President of University of Sarasota.  From 1995 to 2000, he was the Dean of the College of General and Professional Studies and also held the position of Vice President of Academic Affairs of University of Phoenix. Dr. Pepicello holds both Master and Doctorate degrees in Linguistics from Brown University and a Bachelors degree in Classics from Gannon University.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 97 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu